Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Second Quarter Fiscal 2019 Results
ATLANTA, May 2, 2019 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2019.
“We had a strong second quarter of fiscal 2019, with our results surpassing our expectations across nearly every operational metric. We benefited from the decrease in mortgage rates, which has contributed to improved affordability and a more favorable demand environment,” said Allan P. Merrill, President and CEO of Beazer Homes. “At the same time, as part of our ongoing stock and debt repurchase program, we bought back an additional $7.5 million, or 652 thousand shares, of stock and retired more than $5.0 million of our outstanding Senior Notes.”
“During the quarter, we also took impairments on several of our California assets. In response to recent changes in market conditions, we concluded that it had become necessary to reduce prices in some of our active communities, all of which were previously classified as land held for future development. Additionally, after a thorough review of our California assets, we made a strategic decision to sell or activate all of the remaining assets which were still classified as land held for future development. Although these decisions led to an impairment this quarter, our actions will enable us to increase our sales pace, generate cash more quickly and redeploy this capital to more attractive investments.”
Beazer Homes Fiscal Second Quarter 2019 Highlights and Comparison to Fiscal Second Quarter 2018

•	Net loss from continuing operations of $100.8 million, compared to net income of $11.6 million in fiscal second quarter 2018

•
Excluding impairment charges and gain on debt extinguishment recognized during the quarter, net income from continuing operations was $6.2 million compared to $11.6 million in fiscal second quarter 2018

•	Impairment on certain California assets of $147.6 million

•	Adjusted EBITDA of $32.6 million, down 17.6%

•	Homebuilding revenue of $420.9 million, down 4.6%, on a 10.4% decrease in home closings to 1,134 and a 6.5% increase in average selling price to $371.2 thousand

•
Homebuilding gross margin excluding impairments and abandonments was 15.4%, down 150 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 19.8%, also down 150 basis points

•	SG&A as a percentage of total revenue was 12.7%, down 10 basis points

•	Unit orders of 1,598, down 4.8% on a 12.0% decrease in sales/community/month to 3.3 and an 8.2% increase in average community count to 163

•	Dollar value of backlog of $783.3 million, down 11.5%

•	Unrestricted cash at quarter end was $86.4 million

•	Repurchases of 652.2 thousand shares of common stock for $7.5 million

•	Repurchases of $5.1 million of Senior Notes
Profitability. Net loss from continuing operations was $100.8 million, including an impairment charge of $147.6 million on select California assets, as discussed above. After adjusting for impairment charges and gain on debt extinguishment taken during the quarter, the Company generated net income from continuing operations of $6.2 million. Second quarter Adjusted EBITDA of $32.6 million was down $6.9 million, or 17.6%, compared to the same period last year.
Impairments. Of the total impairments during the quarter, $109.0 million related to 9 formerly land held for future development communities that are currently generating sales or are under development in Southern California and reflected the deterioration in conditions that occurred in their respective markets. Concurrently, the Company performed a strategic review of its remaining land held for future development assets in California and now plans to sell all of these parcels. As a result, land held for sale impairment charges totaling $38.6 million were recognized on 6 of these communities. The Company no longer has any land held for future development assets in California.

Orders. Net new orders for the second quarter decreased 4.8% from the prior year period, to 1,598. The drop in net new orders was driven by a decrease in the absorption rate to 3.3 sales per community per month, down from 3.7 the previous year, but equal to the Company’s average second quarter absorption rate over the previous five years. The cancellation rate for the quarter was 14.5%, down 40 basis points year-over-year and was the lowest recorded in the past five years in any quarter.
Homebuilding Revenue. Second quarter home closings of 1,134 homes were down 10.4% from the same period last year. This was partially offset by a 6.5% increase in the average selling price to $371.2 thousand, leading to homebuilding revenue of $420.9 million, down 4.6% from the prior year period.
Backlog. The dollar value of homes in backlog as of March 31, 2019 decreased 11.5% to $783.3 million, or 1,989 homes, which compared to $885.4 million, or 2,312 homes, at the same time last year. The average selling price of homes in backlog rose 2.8% year over year to $393.8 thousand.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 19.8% for the second quarter, down 150 basis points from the same period in fiscal 2018. The reduction in gross margin reflected the Company's efforts to respond to weak demand in the first quarter. Gross margin benefited from approximately 60 bps of construction reimbursements and other benefits that we do not expect to recur in the near term.
SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 12.7% for the quarter, an improvement of 10 basis points compared to the prior year period.
Liquidity. At the close of the second quarter, the Company had approximately $221.4 million of available liquidity, including $86.4 million of unrestricted cash and $135.0 million available on its secured revolving credit facility after accounting for borrowings.
Capital Allocation Update. Earlier this fiscal year, the Company announced its Board of Directors had authorized the repurchase of up to $50.0 million of common stock. As part of this program, the Company repurchased $7.5 million of its common stock during the second quarter, bringing the total year-to-date repurchases to $24.0 million. Further, the Company repurchased $5.1 million of debt during the second quarter. In line with its commitment to repurchase debt in excess of its share repurchases by the end of the current fiscal year, the Company plans to retire at least $25.0 million or more in debt, plus additional amounts based on future share repurchases, during the second half of fiscal 2019.
Gatherings.
The Company continued the rollout of its Gatherings active-adult communities during the second quarter of fiscal 2019 as Dallas' Gatherings at Mercer Crossing began construction on its second building, with its first building scheduled to be completed in April. Subsequent to the end of the second fiscal quarter, the Company approved two new communities in Charleston and Maryland. In addition, the Company now has ongoing Gatherings activity in Houston, Orlando, Dallas, and Nashville.

Summary results for the three and six months ended March 31, 2019 are as follows:

	Three Months Ended March 31,
	2019	2018	Change*
New home orders, net of cancellations	1,598	1,679	(4.8)%
Orders per community per month	3.3	3.7	(12.0)%
Average active community count	163	151	8.2%
Actual community count at quarter-end	166	153	8.5%
Cancellation rates	14.5%	14.9%	-40 bps

Total home closings	1,134	1,266	(10.4)%
Average selling price (ASP) from closings (in thousands)	$371.2	$348.4	6.5%
Homebuilding revenue (in millions)	$420.9	$441.1	(4.6)%
Homebuilding gross margin	(10.5)%	16.9%	-2740 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.4%	16.9%	-150 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.8%	21.3%	-150 bps

(Loss) income from continuing operations before income taxes (in millions)	$(139.0)	$12.6	$(151.6)
(Benefit) expense from income taxes (in millions)	$(38.2)	$1.0	$(39.2)
(Loss) income from continuing operations (in millions)	$(100.8)	$11.6	$(112.4)
Basic and diluted (loss) income per share from continuing operations	$(3.28)	$0.36	$(3.64)

(Loss) income from continuing operations before income taxes (in millions)	$(139.0)	$12.6	$(151.6)
Gain on debt extinguishment (in millions)	$(0.2)	$—	$(0.2)
Inventory impairments and abandonments (in millions)	$147.6	$—	$147.6
Income from continuing operations excluding gain on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$8.4	$12.6	$(4.2)
Income from continuing operations excluding gain on debt extinguishment and inventory impairments and abandonments (in millions)+	$6.2	$11.6	$(5.4)

Net (loss) income	$(100.9)	$11.6	$(112.5)

Land and land development spending (in millions)	$139.9	$143.4	$(3.5)

Adjusted EBITDA (in millions)	$32.6	$39.5	$(6.9)
LTM Adjusted EBITDA (in millions)	$196.2	$189.1	$7.1
* Change and totals are calculated using unrounded numbers.
+ For the three months ended March 31, 2019, gain on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 27.5%. There were no debt extinguishment and inventory impairments and abandonments for the three months ended March 31, 2018.
“LTM” indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2019	2018	Change*
New home orders, net of cancellations	2,574	2,789	(7.7)%
LTM orders per community per month	2.8	3.1	(9.7)%
Cancellation rates	16.6%	16.5%	10 bps

Total home closings	2,217	2,332	(4.9)%
ASP from closings (in thousands)	$370.7	$346.9	6.9%
Homebuilding revenue (in millions)	$821.9	$808.9	1.6%
Homebuilding gross margin	2.0%	16.6%	-1460 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.4%	16.6%	-120 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.8%	21.1%	-130 bps

Loss from continuing operations before income taxes (in millions)	$(135.6)	$(9.8)	$(125.8)
(Benefit) expense from income taxes (in millions)	$(42.1)	$109.1	$(151.2)
Loss from continuing operations (in millions)	$(93.5)	$(119.0)	$25.5
Basic and diluted loss per share from continuing operations	$(2.99)	$(3.71)	$0.72

Loss from continuing operations before income taxes (in millions)	$(135.6)	$(9.8)	$(125.8)
(Gain) loss on debt extinguishment (in millions)	$(0.2)	$25.9	$(26.1)
Inventory impairments and abandonments (in millions)	$148.6	$—	$148.6
Income from continuing operations excluding (gain) loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$12.8	$16.1	$(3.3)
Income from continuing operations excluding (gain) loss on debt extinguishment, inventory impairments and abandonments, and remeasurement of deferred tax assets due to Tax Act (in millions)+	$14.1	$14.3	$(0.2)

Net loss	$(93.6)	$(119.4)	$25.8

Land and land development spending (in millions)	$260.9	$285.1	$(24.2)

Adjusted EBITDA (in millions)	$59.4	$67.9	$(8.5)
* Change and totals are calculated using unrounded numbers.
+ For the six months ended March 31, 2019, gain on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 27.5%. For the prior year quarter, loss on debt extinguishment was tax-effected at the effective tax rate of 26.8%, which excludes the impact of the $112.6 million provisional tax expense that was recognized due to the remeasurement of our deferred tax assets as a result of the enactment of the Tax Cut and Jobs Act (Tax Act) in December 2017.

	As of March 31,
	2019	2018	Change
Backlog units	1,989	2,312	(14.0)%
Dollar value of backlog (in millions)	$783.3	$885.4	(11.5)%
ASP in backlog (in thousands)	$393.8	$383.0	2.8%
Land and lots controlled	22,383	22,092	1.3%

Conference Call
The Company will hold a conference call on May 2, 2019 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, enter the passcode “7072668.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-492-3844 or 203-369-1740 and enter the passcode “3740” (available until 5:59 p.m. ET on May 9, 2019), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.
Headquartered in Atlanta, Beazer Homes (NYSE:BZH) is one of the country’s largest homebuilders. All Beazer homes are built to provide Surprising Performance, meaning more quality, more comfort and more savings from the moment homeowners move in. Designed with Choice PlansTM, owners get more floor plan flexibility at no additional cost. In addition, Beazer Homes is committed to providing a range of lender and financing choices to facilitate transparent competition among lenders and enhance customer service. Beazer Homes builds homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, and wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and ability to otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) our ability to implement and complete our capital allocation plans, including our share and debt repurchase programs; (xi) increased competition or delays in reacting to changing consumer preferences in home design; (xii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xv) the results of litigation or government proceedings and fulfillment of any related obligations; (xvi) the impact of construction defect and home warranty claims; (xvii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xviii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xix) the impact of information technology failures or data security breaches; (xx) terrorist acts, natural disasters, acts of war or other factors over which we have little or no control; or (xxi) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
in thousands (except per share data)	2019	2018	2019	2018
Total revenue	$421,260	$455,178	$823,300	$827,667
Home construction and land sales expenses	356,329	380,101	696,707	691,761
Inventory impairments and abandonments	147,611	—	148,618	—
Gross (loss) profit	(82,680)	75,077	(22,025)	135,906
Commissions	15,998	17,334	31,735	31,690
General and administrative expenses	37,372	40,852	76,014	78,137
Depreciation and amortization	2,900	3,066	5,670	5,573
Operating (loss) income	(138,950)	13,825	(135,444)	20,506
Equity in income of unconsolidated entities	81	256	17	155
Gain (loss) on extinguishment of debt	216	—	216	(25,904)
Other expense, net	(337)	(1,453)	(379)	(4,598)
(Loss) income from continuing operations before income taxes	(138,990)	12,628	(135,590)	(9,841)
(Benefit) expense from income taxes	(38,158)	1,012	(42,080)	109,118
(Loss) income from continuing operations	(100,832)	11,616	(93,510)	(118,959)
Loss from discontinued operations, net of tax	(30)	(58)	(41)	(430)
Net (loss) income	$(100,862)	$11,558	$(93,551)	$(119,389)
Weighted average number of shares:
Basic	30,714	32,140	31,263	32,097
Diluted	30,714	32,721	31,263	32,097
Basic (loss) earnings per share:
Continuing operations	$(3.28)	$0.36	$(2.99)	$(3.71)
Discontinued operations	—	—	—	(0.01)
Total	$(3.28)	$0.36	$(2.99)	$(3.72)
Diluted (loss) earnings per share:
Continuing operations	$(3.28)	$0.36	$(2.99)	$(3.71)
Discontinued operations	—	(0.01)	—	(0.01)
Total	$(3.28)	$0.35	$(2.99)	$(3.72)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2019	2018	2019	2018
Capitalized interest in inventory, beginning of period	$151,886	$144,847	$144,645	$139,203
Interest incurred	25,803	25,492	50,724	51,047
Capitalized interest impaired	(13,792)	—	(13,907)	—
Interest expense not qualified for capitalization and included as other expense	(597)	(1,650)	(839)	(5,085)
Capitalized interest amortized to home construction and land sales expenses	(18,544)	(19,655)	(35,867)	(36,131)
Capitalized interest in inventory, end of period	$144,756	$149,034	$144,756	$149,034

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	March 31, 2019	September 30, 2018
ASSETS
Cash and cash equivalents	$86,441	$139,805
Restricted cash	12,197	13,443
Accounts receivable (net of allowance of $373 and $378, respectively)	18,486	24,647
Owned inventory	1,634,399	1,692,284
Investments in unconsolidated entities	3,726	4,035
Deferred tax assets, net	256,347	213,955
Property and equipment, net	26,662	20,843
Goodwill	10,605	9,751
Other assets	6,478	9,339
Total assets	$2,055,341	$2,128,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$125,403	$126,432
Other liabilities	99,020	126,389
Total debt (net of premium of $2,254 and $2,640, respectively, and debt issuance costs of $12,911 and $14,336, respectively)	1,301,760	1,231,254
Total liabilities	1,526,183	1,484,075
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 32,043,664 issued and outstanding and 33,522,046 issued and outstanding, respectively)	32	34
Paid-in capital	858,709	880,025
Accumulated deficit	(329,583)	(236,032)
Total stockholders’ equity	529,158	644,027
Total liabilities and stockholders’ equity	$2,055,341	$2,128,102

Inventory Breakdown
Homes under construction	$536,039	$476,752
Development projects in progress	836,829	907,793
Land held for future development	28,531	83,173
Land held for sale	12,926	7,781
Capitalized interest	144,756	144,645
Model homes	75,318	72,140
Total owned inventory	$1,634,399	$1,692,284

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2019	2018	2019	2018
Closings:
West region	606	652	1,207	1,178
East region	213	279	401	504
Southeast region	315	335	609	650
Total closings	1,134	1,266	2,217	2,332

New orders, net of cancellations:
West region	806	906	1,325	1,440
East region	334	321	535	580
Southeast region	458	452	714	769
Total new orders, net	1,598	1,679	2,574	2,789

	As of March 31,
Backlog units at end of period:	2019	2018
West region	976	1,141
East region	415	489
Southeast region	598	682
Total backlog units	1,989	2,312
Dollar value of backlog at end of period (in millions)	$783.3	$885.4

in thousands	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2019	2018	2019	2018
Homebuilding revenue:
West region	$210,430	$224,361	$419,374	$400,917
East region	93,751	103,731	181,516	189,419
Southeast region	116,764	113,023	221,037	218,533
Total homebuilding revenue	$420,945	$441,115	$821,927	$808,869

Revenue:
Homebuilding	$420,945	$441,115	$821,927	$808,869
Land sales and other	315	14,063	1,373	18,798
Total revenues	$421,260	$455,178	$823,300	$827,667

Gross (loss) profit:
Homebuilding	$(44,148)	$74,366	$16,471	$134,598
Land sales and other	(38,532)	711	(38,496)	1,308
Total gross loss	$(82,680)	$75,077	$(22,025)	$135,906

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross (loss) profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended March 31,				Six Months Ended March 31,
in thousands	2019		2018		2019		2018
Homebuilding gross (loss) profit/margin	$(44,148)	(10.5)%	$74,366	16.9%	$16,471	2.0%	$134,598	16.6%
Inventory impairments and abandonments (I&A)	109,023		—		110,030		—
Homebuilding gross profit/margin before I&A	64,875	15.4%	74,366	16.9%	126,501	15.4%	134,598	16.6%
Interest amortized to cost of sales	18,544		19,655		35,867		36,123
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$83,419	19.8%	$94,021	21.3%	$162,368	19.8%	$170,721	21.1%
Reconciliation of Adjusted EBITDA to total company net (loss) income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net (loss) income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31,(a)
in thousands	2019	2018	2019	2018	2019	2018
Net (loss) income	$(100,862)	$11,558	$(93,551)	$(119,389)	$(19,537)	$(78,612)
(Benefit) expense from income taxes	(38,168)	993	(42,092)	108,972	(56,691)	118,665
Interest amortized to home construction and land sales expenses and capitalized interest impaired	32,336	19,655	49,774	36,131	106,756	89,488
Interest expense not qualified for capitalization	597	1,650	839	5,085	1,079	11,423
EBIT	(106,097)	33,856	(85,030)	30,799	31,607	140,964
Depreciation and amortization and stock-based compensation amortization	5,080	5,664	9,964	10,781	23,248	22,600
EBITDA	(101,017)	39,520	(75,066)	41,580	54,855	163,564
(Gain) loss on extinguishment of debt	(216)	—	(216)	25,904	1,719	22,971
Inventory impairments and abandonments (b)	133,819	—	134,711	450	139,249	2,557
Joint venture impairment and abandonment charges	—	—	—	—	341	—
Adjusted EBITDA	$32,586	$39,520	$59,429	$67,934	$196,164	$189,092

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.” During the three, six, and twelve months ended March 31, 2019, we impaired capitalized interest of $13.8 million, $13.9 million, and $15.9 million, respectively, compared to capitalized interest impairments of less than $0.1 million for the three, six, and twelve months ended March 31, 2018.